Exhibit 99.2

Winifred Markus Webb Joins Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--Jack in the Box Inc. (NYSE: JBX) today announced the addition of Winifred (Wendy) Markus Webb to the company’s board of directors, effective July 31, 2008. Webb is senior vice president of strategic communications and investor relations for Ticketmaster, the world’s leading live entertainment ticketing and marketing company.

Webb has 26 years’ experience in treasury, investment banking, institutional and retail investor relations, and capital markets. She joined Ticketmaster in June 2008 after a 20-year career with The Walt Disney Company. She was most recently executive director of The Walt Disney Company Foundation, where she was responsible for setting strategic direction for Disney’s philanthropic efforts. Previously she was Disney’s senior vice president of investor relations and shareholder services and oversaw the company’s global strategic financial communications. She joined Disney’s corporate treasury department in 1988. Prior to joining Disney, Webb was vice president in corporate finance for PaineWebber Inc., where she facilitated private placements. Before that, she was in corporate finance at Lehman Brothers in New York and London.

Webb holds a master’s in business administration from Harvard University and a bachelor’s degree with honors in English Literature from Smith College in Northampton, Mass.

About Jack in the Box Inc.

Jack in the Box Inc. (NYSE: JBX), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,100 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 400 restaurants in 40 states. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
DVP, Corporate Communications
brian.luscomb@jackinthebox.com